Exhibit 99.1

Argan, Inc. Reports First Quarter Fiscal 2027 Results

Record Revenue of $291.0 Million; Backlog of $2.8 Billion

June 4, 2026 – ARLINGTON, VA – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces financial results for its first quarter of fiscal year 2027 ended April 30, 2026. The Company will host an investor conference call today, June 4, 2026, at 5:00 p.m. ET.

Consolidated Financial Highlights

($ in thousands, except per share data)

	April 30,
For the Quarter Ended:	2026	2025	Change
Revenues	$290,954	$193,660	$97,294
Gross profit	61,114	36,863	24,251
Gross margin %	21.0%	19.0%	2.0%
Net income	$46,063	$22,550	$23,513
Diluted earnings per share	3.24	1.60	1.64
Adjusted EBITDA(1)	56,439	31,487	24,952
Adjusted EBITDA margin(1)	19.4%	16.3%	3.1%
Cash dividends per share	$0.500	$0.375	$0.125

	April 30,	January 31,
As of:	2026	2026	Change
Cash, cash equivalents and investments	$973,555	$894,981	$78,574
Net liquidity(2)	421,419	421,000	419
Share repurchase treasury stock, at cost	134,969	114,361	20,608
Project backlog	2,767,000	2,929,000	(162,000)

(1)	Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. Please refer to “Non-GAAP Financial Measures.”
(2)	Net liquidity, or working capital, is defined as total current assets less total current liabilities.

David Watson, President and Chief Executive Officer of Argan, commented, “We delivered a strong start to fiscal 2027 with record revenue of $291 million, gross margin of 21%, diluted earnings per share of $3.24, and adjusted EBITDA of $56.4 million.  Our first quarter results reflect exceptional execution across our business, with all three of our operating segments achieving significant revenue growth as compared to the first quarter of fiscal 2026.

“Our project pipeline remains robust, with heightened demand for our capabilities as the electrification of everything, the onshoring of domestic manufacturing, and the proliferation of data centers continue to create an urgent need for additional energy infrastructure.  Gas-fired plants remain the ideal solution for delivering the reliable, uninterrupted power needed, and only a limited number of firms are able to successfully execute these complex projects.  The robust demand environment, coupled with our proven track record, allows us a disciplined approach in choosing the right projects, in the right locations, with the right partners.

“Our industrial segment is also seeing increased demand, highlighted by a data center contract we were awarded in November 2025 for the fabrication of pressure vessels.  In support of this project and to better position us to address new opportunities, we have begun construction on a new fabrication facility in North Carolina, which we expect to complete during the third quarter of fiscal 2027.

“Argan remains very well positioned with the skill set, financial flexibility, industry relationships and longstanding customer base to capitalize on the current demand environment as we strengthen our leadership role as a partner of choice for the buildout of energy and industrial infrastructure.”

First Quarter Results

Consolidated revenues for the quarter ended April 30, 2026, were $291.0 million, an increase of $97.3 million, or 50.2%, from consolidated revenues of $193.7 million reported for the comparable prior-year quarter. The year-over-year increase reflects higher revenues across all of the Company’s business segments. In the Power segment, revenue growth was driven by the continued ramp-up of construction activities on recently awarded contracts.

For the quarter ended April 30, 2026, Argan's consolidated gross profit was $61.1 million, or 21.0% of consolidated revenues, compared to $36.9 million, or 19.0% of consolidated revenues, for the quarter ended April 30, 2025. The increase primarily reflects improved gross profit margins in the Power segment, driven by a shift in project and contract mix, strong project execution, and the achievement of substantial completion ahead of schedule on the final Midwest Solar and Battery Project.

Selling, general and administrative expenses were $15.7 million and $12.5 million for the three months ended April 30, 2026 and 2025, respectively, and represented 5.4% and 6.5% of corresponding consolidated revenues, respectively.

Other income, net, for the three months ended April 30, 2026 was $8.4 million, which primarily reflected investment income earned during the period.

For the quarter ended April 30, 2026, Argan achieved net income of $46.1 million, or $3.24 per diluted share, compared to $22.6 million, or $1.60 per diluted share, for last year’s first quarter. EBITDA for the quarter ended April 30, 2026 increased to $54.4 million compared to $30.3 million for the same quarter of last year. Adjusted EBITDA for the quarter ended April 30, 2026 increased to $56.4 million compared to $31.5 million for the same quarter of last year.

Argan continues to generate significant cash flow and increased its total balance of cash, cash equivalents and investments during the quarter. The total balances were $973.6 million and $895.0 million as of April 30, 2026 and January 31, 2026, respectively. Balance sheet net liquidity was $421.4 million at April 30, 2026 and $421.0 million at January 31, 2026; furthermore, the Company had no debt.

As of April 30, 2026, consolidated project backlog was approximately $2.8 billion, as compared to approximately $2.9 billion at January 31, 2026.

Conference Call and Webcast

Argan will host a conference call and webcast for investors today, June 4, 2026, at 5:00 p.m. ET.

Domestic stockholders and interested parties may participate in the conference call by dialing (888) 506-0062 and international participants should dial (973) 528-0011; all callers shall use access code: 208616.

The call and the accompanying slide deck will also be webcast at:

https://www.webcaster5.com/Webcast/Page/2961/54078

The conference call and slide deck may also be accessed via the Investor Center section of the Company’s website at https://arganinc.com/investor-center. Please allow extra time prior to the call to visit the site.

A replay of the teleconference will be available until June 18, 2026, and can be accessed by dialing 877-481-4010 (domestic) or 919-882-2331 (international). The replay access code is 54078. A replay of the webcast can be accessed until June 4, 2027.

About Argan

Argan’s primary business is providing a full range of construction and related services to the power industry. Argan’s service offerings focus on the engineering, procurement, and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated industrial construction, fabrication and plant services company, and SMC Infrastructure Solutions, which provides teledata infrastructure services.

Non-GAAP Financial Measures

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). Within this press release, the Company makes reference to earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, and Adjusted EBITDA margin, each of which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as EBITDA adjusted to exclude the impact of non-cash stock-based compensation expense. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by total revenues.

The Company believes these non-GAAP financial measures provide useful supplemental information to management and investors in evaluating the Company's operating performance because they exclude certain items that may not be indicative of the Company's core operating results or may affect comparability between periods or among companies with different capital structures, tax positions, depreciation policies, or equity compensation practices. Adjusted EBITDA and Adjusted EBITDA margin exclude stock-based compensation expense, a non-cash item that management believes impacts the comparability of operating results between reporting periods.

These non-GAAP financial measures should be considered in conjunction with, and not as substitutes for, the GAAP financial information presented in this press release. These measures have limitations as analytical tools because they exclude certain items, including interest, income tax expense, depreciation and amortization expense, and in the case of Adjusted EBITDA and Adjusted EBITDA margin, stock-based compensation expense. The methods used by the Company to calculate these non-GAAP financial measures may differ from methods used by other companies and, as a result, may not be comparable to similarly titled measures reported by other companies. Financial tables at the end of this press release provide reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures.

Safe Harbor Statement

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the

Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, and the Company’s ability to successfully complete the projects that it obtains. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact:
David Watson
301.315.0027 Investor Relations Contacts: John Nesbett/Jennifer Belodeau IMS Investor Relations 203.972.9200
argan@imsinvestorrelations.com

Argan, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

(In thousands, except per share data)

	Three Months Ended
	April 30,
	2026	2025

	(Unaudited)
REVENUES	$290,954	$193,660
Cost of revenues	229,840	156,797
GROSS PROFIT	61,114	36,863
Selling, general and administrative expenses	15,719	12,521
INCOME FROM OPERATIONS	45,395	24,342
Other income, net	8,374	5,444
INCOME BEFORE INCOME TAXES	53,769	29,786
Provision for income taxes	7,706	7,236
NET INCOME	46,063	22,550

OTHER COMPREHENSIVE INCOME, NET OF TAXES
Foreign currency translation adjustments	(541)	3,621
Net unrealized (losses) gains on available-for-sale securities	(2,659)	2,680
COMPREHENSIVE INCOME	$42,863	$28,851

EARNINGS PER SHARE
Basic	$3.30	$1.65
Diluted	$3.24	$1.60

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	13,959	13,628
Diluted	14,197	14,112

CASH DIVIDENDS PER SHARE	$0.500	$0.375

Argan, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share data)

	April 30,	January 31,
	2026	2026
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$355,847	$339,481
Investments	617,708	555,500
Accounts receivable, net	130,808	133,677
Contract assets	36,917	43,397
Other current assets	74,828	60,202
TOTAL CURRENT ASSETS	1,216,108	1,132,257
Property, plant and equipment, net	18,271	16,596
Goodwill	28,033	28,033
Intangible assets, net	1,375	1,450
Deferred taxes, net	—	—
Right-of-use and other assets	22,651	8,018
TOTAL ASSETS	$1,286,438	$1,186,354

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$123,850	$107,540
Accrued expenses	105,065	89,748
Contract liabilities	565,774	513,969
TOTAL CURRENT LIABILITIES	794,689	711,257
Deferred taxes, net	4,907	6,555
Noncurrent liabilities	13,331	6,280
TOTAL LIABILITIES	812,927	724,092

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share – 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share – 30,000,000 shares authorized; 15,828,289 shares issued; 14,020,427 and 13,950,712 shares outstanding at April 30, 2026 and January 31, 2026, respectively	2,374	2,374
Additional paid-in capital	163,233	167,234
Retained earnings	445,255	406,197
Treasury stock, at cost – 1,807,862 and 1,877,577 shares at April 30, 2026 and January 31, 2026, respectively	(134,969)	(114,361)
Accumulated other comprehensive (loss) income	(2,382)	818
TOTAL STOCKHOLDERS’ EQUITY	473,511	462,262
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,286,438	$1,186,354

Argan, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	April 30,
	2026	2025
Revenues	$290,954	$193,660

Net income, as reported	$46,063	$22,550
Provision for income taxes	7,706	7,236
Depreciation	559	415
Amortization of intangible assets	75	98
EBITDA	54,403	30,299
Stock-based compensation expense	2,036	1,188
Adjusted EBITDA	$56,439	$31,487
Adjusted EBITDA margin	19.4%	16.3%